Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-262566 on Form S-8, of our auditor’s report dated March 17, 2022 with respect to the consolidated financial statements of TerrAscend Corp. (and its subsidiaries) as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, as included in the Annual Report on Form 10-K of TerrAscend Corp. for the year ended December 31, 2021, as filed with the United States Securities and Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 24, 2022

Toronto, Canada